Exhibit 99.2
Assistant Secretary’s Certificate
The undersigned hereby certifies that the below excerpt from the Unanimous Written Consent of the Board of Directors of Fidus Mezzanine Capital, L.P., effective June 24, 2011, is duly adopted and authentic.
IN WITNESS WHEREOF, I have hereunto set my hand as of the 1st day of July, 2011.

/s/ Cary L. Schaefer
Cary L. Schaefer
Assistant Secretary of Fidus Investment Advisors, LLC, the manager of the general partner of Fidus Mezzanine Capital, L.P.
Excerpt from Unanimous Written Consent of the Board of Directors of
Fidus Mezzanine Capital, L.P. (the “Fund”)
Dated June 24, 2011
Fidelity Bond
     WHEREAS, the Board has previously reviewed the Fund’s Financial Institution Bond No. MNN761007/01/2011 (the “Fidelity Bond”), which includes as a joint insured, [Fidus Investment Corporation (the “BDC”)]; and
     WHEREAS, the Board has previously considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the Investment Company Act of 1940, as amended; (ii) the form and amount of fidelity bond coverage in light of the value of the aggregate assets of the Fund, the BDC and the other insured parties; (iii) the number of the insured parties; (iv) the amount of premium for the Fidelity Bond allocable to the Fund and the BDC, which is $7,514 and $7,514, respectively; and (v) the amount of the single insured bond which the Fund would have provided and maintained had it not been named as the insured under a joint insured bond, which is $2,500,000.
     RESOLVED, that the members of the Board, a majority of whom are not interested persons under the 1940 Act, hereby acknowledge and agree that the Fidelity Bond is reasonable in form and amount.
     RESOLVED, FURTHER, that any and all previous actions taken by the officers, principals or agents of the Fund, the BDC or the Advisor in connection with the Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Fund.
     RESOLVED, FURTHER, that the appropriate officers of the Fund, BDC or the Advisor be, and each of them hereby is, authorized and directed, for and on behalf of the Fund, to file the Fidelity Bond with the Securities and Exchange Commission.